EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of September, 1996 by and between TALX Corporation, a Missouri corporation (the “Company”), and William W. Canfield (“Executive”).

RECITALS

A. The Company desires to employ Executive as President and Chief Executive Officer and for Executive to serve as a Chairman of its Board of Directors.

B. In return for the compensation, bonuses and other consideration provided for herein, Executive has agreed to become President and Chief Executive Officer and Chairman of the Board of Directors of the Company pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants hereinafter, the parties hereto agree as follows (the “Agreement”):

1. Employment. At all times during the Employment Period (as hereinafter defined), Company shall employ Executive in the capacity of President and Chief Executive Officer. In such capacity, Executive shall devote his full time and professional efforts to such position, shall be assigned and undertake only such duties and tasks as are appropriate for a person in the position of President and Chief Executive Officer, and shall exercise such authority over all of Company’s operations and employees as is customarily exercised by a President and Chief Executive Officer, subject to the overall supervision of the Board of Directors of the Company (the “Board”).

2. Employment Period. The term of the Executive’s employment under this Agreement shall commence on September 1, 1996 (the “Commencement Date”) and shall expire, subject to earlier termination of employment as hereinafter provided, on August 31, 1999 (the “Employment Period”); provided, however, that on September 1, 1997 and each anniversary of such date, the Employment Period shall automatically be extended for an additional one year period unless prior thereto either party has given 90-days prior written notice to the other that such party does not wish to extend the term of this Agreement.

3. Compensation. Except as otherwise provided for herein, throughout the Employment Period the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him throughout the Employment Period under this Agreement:

(a) Annual Compensation.

(i) Base Salary: $215,000 per year (“Base Amount”), to be reviewed annually for increases only by the Management Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors as such Base Amount may not be reduced.

(ii) Annual Incentive Compensation Program: Executive will participate in an annual incentive compensation program the terms and conditions of which will have been reviewed by the Compensation Committee and upon the recommendation of such Compensation Committee will have been submitted to, and approved by, the Board.

(b) Benefits. Executive shall be entitled to participate in all benefit plans and other applicable programs, practices and arrangements maintained by the Company for its employees generally, to the extent that such plans, programs, practices and arrangements do not conflict with the terms of this Agreement.

4. Excise Tax Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the “Code”)), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that the Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by the Executive in bad faith.

(b) An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Executive and, if not agreed to within three days after the Date of Termination, a national independent accounting firm selected by the Executive (the “Accounting Firm”), as to whether a Gross-Up Payment is required pursuant to this Section 4 and the amount of such Gross-Up Payment. To permit the Accounting Firm to make the initial determination, the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the Date of Termination, but in no event more than fifteen (15) days thereafter. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonably acceptable both to the Company and the Executive within thirty (30) days of the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 4(b) shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably satisfactory to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of Section 4(c).

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Overpayment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) will be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his or her tax liability imposed as a result of a Payment or, in the case of an Underpayment, the Executive receives notice from a competent governmental authority that his or her tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Executive and the Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, without interest.

(d) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

5. Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.

6. Conditions of Employment. Throughout the Employment Period, (a) the Company shall not require or assign duties to Executive which would require him to have the location of his principal business office or his principal place of residence other than the County of St. Louis, Missouri, and (b) the Company shall not require or assign duties to Executive which would require him to spend more than ninety (90) consecutive days away from his office during, any consecutive twelve-month period.

7. Termination.

(a) In addition to the termination rights in Section 2 of this Agreement, this Agreement shall terminate upon the following circumstances:

(i) At any time at the election of Company for Cause. “Cause” for this purpose shall mean (1) Executive commits a material breach of this Agreement which has not been cured within 10 days of written notice from the Company that such material breach has occurred; (2) Executive commits a crime against moral turpitude, including, without limitation, committing an act of fraud, dishonesty, disclosure of confidential information or the commission of a felony, or direct and deliberate acts constituting a breach of trust to Company; (3) Executive willfully violates the provisions of this Agreement, including, without limitation, willfully or continuously refusing to perform the duties reasonably assigned to him by the Board which are consistent with the provisions of this Agreement; or (4) Executive willfully engages in conduct that damages the Company’s business or reputation or materially injures the Company.

(ii) At any time at the election of Executive for Good Reason. “Good Reason” for this purpose shall mean (1) a material breach of this Agreement by the Company which has not been cured within 10 days of written notice from Executive that such material breach has occurred; (2) the reduction of salary, benefits or other perquisites provided to Executive under this Agreement; (3) failure by the Company to obtain a successor’s commitment to perform the Company’s obligations under this Agreement; or (4) the Company providing written notice to Executive pursuant to Section 2 hereof that it does not wish to extend the term of this Agreement.

(iii) Executive’s death or his being unable to render the services required to be rendered by him during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period (“Disability”).

(b) In the event the Company or Executive intend to terminate this Agreement for Cause or Good Reason, respectively, such termination may only be accomplished upon compliance with the following procedures:

(i) The party seeking to terminate this Agreement (the “Notifying Party”) shall provide the other (the “Defaulting Party”) with written notice of its or his belief that Cause or Good Reason, as the case may be, exists. The parties shall for a period of 30 days from the date of such notice attempt to resolve to their mutual satisfaction whether or not Cause or Good Reason exists, and, if so, the rights and obligations of the parties.

(ii) In the event the parties are unable to reach a mutually acceptable resolution during such 30-day period, the Notifying Party shall afford the Defaulting Party an additional 10 days or such longer period as the Notifying Party in its or his sole discretion may determine to cure the alleged breach.

(iii) In the event the Defaulting Party does not cure the breach during the 10-day period, the Notifying Party shall be required to institute an arbitration proceeding to determine whether Cause or Good Reason existed and has not been cured in accordance with Section 18 herein.

(iv) This Agreement shall be terminated as of the date when the Notifying Party institutes an arbitration proceeding in accordance with subsection (iii) preceding; provided, however, that in the event Good Reason exists as a result of the application of Section 7(a)(ii)(4), no further employment services will be required or expected of Executive and Executive and Company will coordinate the timing and press releases, if any, of his departure. The sole decision of the arbitrator in such proceeding shall be to determine whether Cause (if initiated by Company) or Good Reason (if initiated by Executive) exists. Thereafter, the obligations of the parties to each other shall be determined by applying the decision of the arbitrator(s) in accordance with Exhibit A hereto.

(v) In the event the Company does not prevail in any such proceeding initiated by it for Cause, Executive’s termination shall be deemed to have occurred for Good Reason. In the event Executive does not prevail in any such proceeding initiated by him for Good Reason, Executive shall be considered as having voluntarily terminated employment other than for Good Reason, and his rights under this Agreement shall be determined as if he had been terminated by Company for Cause.

(c) Upon expiration or termination of this Agreement under Section 2 or Section 7 herein, Executive shall be entitled to receive compensation and other benefits provided for herein in accordance with Exhibit A hereto. The parties agree that, in the event of termination by Executive for Good Reason under Section 7, such payments and benefits shall be deemed to constitute liquidated damages for the breach of this Agreement by Company.

8. Change of Control.

(a) If (i) Executive terminates his employment for Good Reason during the period commencing with the date of a Change of Control (as hereinafter defined) and ending twelve months following the Change of Control (the “Change of Control Period”), (ii) the Company terminates Executive’s employment without Cause during the Change of Control Period, or (iii) Company terminates Executive’s employment without Cause within six months prior to a Change of Control and Executive can reasonably demonstrate that such termination was in connection with or in anticipation of a Change of Control, the Executive shall be entitled to receive compensation and other benefits (“Change of Control Payments”) described on Exhibit A under the column heading “Related to Change of Control” and such Change of Control Payments shall be in lieu of any other payments described in Section 7 herein. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall relieve Employer of its obligation of providing Employee with all retirement and deferred compensation benefits in accordance with the terms of all retirement and deferred compensation plans in which Employee participates.

(b) The term “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), or any comparable successor provisions. Without limiting the foregoing, a “Change of Control” also means for purposes of this Agreement, regardless of its meaning under the provisions of the Exchange Act:

(i) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board, provided that any person (other than a person whose election or nomination or whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) Approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

9. Non-Competition Agreement. Executive acknowledges, agrees and recognizes that (i) the Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers and in developing its confidential, proprietary and trade secret information; (ii) long-term customer relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) the Company pays its employees to, among other things, develop and preserve the Company’s business, confidential and trade secret information, customer goodwill, customer loyalty and customer contacts for and on behalf of the Company; and (iv) the Company is hereby agreeing to hire Executive and pay Executive based upon Executive’s assurances and promises contained herein not to divert the Executive’s customers’ goodwill or to put himself in a position during or following the term of this Agreement in which the confidentiality of the Company’s information might somehow be compromised. Executive agrees that during his employment by the Company and for the Restricted Period (as defined below), Executive will not as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, on Executive’s own behalf or on behalf of any other person, firm corporation or entity, directly or indirectly:

(a) carry on any business, become involved in any business activity, or render any products or services to any business, competitive with the business of the Company or any of its subsidiaries, affiliates or related companies as such business or businesses are presently conducted and as such business or businesses may evolve in the ordinary course during the Employment Period anywhere in the United States or in any other jurisdiction in which the Company shall conduct business during the Employment Period;

(b) provide any products or services similar to or related to those products or services which the Company or any of its subsidiaries, affiliates or related companies provide;

(c) knowingly and intentionally hire, or assist anyone else to hire, any employee or distributor of the Company or seek to persuade, or assist anyone else to seek to persuade, any employee or distributor of the Company to discontinue his or her employment with the Company or business relationship with the Company, as the case may be;

(d) knowingly and intentionally induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company or disclose to anyone else the name and/or requirements of any such customer; or

(e) knowingly and intentionally interfere with any relationships between the Company and its vendors, customers, strategic partners, distributors or other persons with whom the Company has business relations.

The “Restricted Period” shall during the term of the Executive’s employment with the Company, and for a period of one year after the termination of such employment for whatever reason.

Executive expressly agrees that the covenants set forth in this Section 9 are reasonable and enforceable because, among other things, (i) the nature of the markets in which the Company’s products or services are marketed and sold;
(ii) the Executive will be exposed or have access to confidential information;
(iii) the Company would not have adequate protection if Executive were permitted to work for any of its competitors since the Company would be unable to verify whether its confidential information was being disclosed and/or misused, and
(iv) Executive’s other businesses and background which are such that the restraint will not impose any undue hardships upon Executive. Furthermore, Executive recognizes and agrees that the restraints contained in this Section 9 are reasonable and enforceable in view of the Company’s legitimate interests in protecting its confidential information and customer goodwill and the limitations contained therein on the duration and geographic scope of, and activities prohibited by, such restraints.

10. Confidential Information.

(a) Without the express written consent of the Company, Executive agrees, during the term of this Agreement and thereafter (including after the termination of this Agreement for any reason) to keep secret and confidential, and not to use or disclose to any third parties, any of the Company’s and/or its clients/customers’ proprietary trade secret information or other confidential information acquired by or disclosed to the Executive prior to, during the course of, or in connection with, this Agreement.

(b) The Company and its clients/customers consider and treat as confidential, proprietary and trade secret, among other things, their respective marketing data, plans and strategies, internal financial information, customer lists, costs, margins, pricing and policies, component sourcing and supply information, planning methods, systems, processes, computer software (whether in object code, source code, applications, machine readable form, printouts, or human readable form), computer programs and documentation, computer hardware designs and configurations, systems, research and development plans and activities, ideas, drawings, photographs, models, prototypes, developments, constructions, computer firmware, videotapes (including, but not limited to, original, work and/or finished master tapes), manufacturing methods and techniques, quality control procedures and methods, investigations, engineering, test methods and data, technical data, security methods and procedures, designs, plans and specifications, and actual and potential applications thereof, business acquisition and expansion plans, product applications, information provided to the Company in confidence by its clients and third parties, and the like (collectively the “Confidential Information”), and Executive agrees to treat any and all such information as secret, confidential and proprietary to the Company and/or, as applicable, its customers/clients. Executive understands that confidential information may or may not be labeled as “confidential” and will treat all information as confidential whether or not labeled as such. Confidential information shall not include information which (i) was already available to the general public at the time of receipt by Executive, (ii) subsequently becomes known to the general public through no fault or admission of Executive, (iii) is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (iv) is required to be disclosed by law or by any court or authority.

(c) Executive acknowledges that any and all notes, records, sketches, computer diskettes, programs, and other documents or things obtained by or provided to Executive, or otherwise made, produced, generated or compiled during the course of Executive’s employment by the Company, which contain any of the Company’s Confidential Information, regardless of the type of medium in which it is preserved, are and shall remain the sole and exclusive property of the Company and shall be surrendered by Executive to the Company upon the termination of this Agreement and/or upon the request or demand of the Company.

11. Effect of Breach of Sections 9 or 10. So long as any stock options held by the Executive shall not be vested or shall not have been exercised, the exercise of such stock options shall each be subject to Executive’s full compliance with the terms and conditions of Section 9 (which shall continue to apply for this purpose) and Section 10 herein; provided, however, that any such breach will not have any effect on stock options exercised prior to the date of such breach. Notwithstanding any other provision is this Agreement, Executive further agrees that a breach of Sections 9 or 10 cannot adequately be compensated by money damages and, therefore, Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of either such provision, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

12. Legal Expenses. The Company shall pay to Executive all out-of-pocket expenses, including reasonable attorneys’ fees, incurred by Executive in connection with any claim or legal action or proceeding brought under or involving this Agreement, whether brought by Executive or by or on behalf of the Company or by another party; provided, however, the Company shall not be obligated to pay to Executive out-of-pocket expenses, including attorneys’ fees, incurred by Executive in any claim or legal action or proceeding involving Sections 7, 8, 9, 10 or 11 of this Agreement if Company prevails in such litigation or arbitration.

13. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

14. Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective five (5) days after the date of mailing, addressed as follows:

to Company:	TALX Corporation
1850 Borman Court
St. Louis, Missouri 63146
Attention: John E. Tubbesing
Executive Vice President
Facsimile number: (314) 434-5176

to Executive:	William W. Canfield
620 N. Taylor
St. Louis, Missouri 63122

or such other person or address as designated in writing to Executive at his last known residence address or to such other addresses as designated by him in writing to Company.

15. Successors. This Agreement may not be assigned by the Company (other than by merger or operation of law) without the express written consent of Executive, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company or the principal business of Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

16. Waiver, Modification and Interpretation. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

17. Invalidity of Provisions. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provision in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section 18 is reasonable in view of the parties’ respective interests.

18. Arbitration

(a) Scope; Initiation. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including disputes over arbitrability and disputes in connection with claims by third persons (“Disputes”) shall be exclusively governed by and settled in accordance with the provisions of this Section 18. Either party to this Agreement (each a “Party” and together the “Parties”) may commence proceedings hereunder by delivery of written notice providing a reasonable description of the Dispute to the other, including a reference to this Section 18 (the “Dispute Notice”).

(b) Negotiations Between Parties. The Parties shall first attempt in good faith to resolve promptly any Dispute by good faith negotiations. Not later than three (3) business days after delivery of the Dispute Notice, the Company shall appoint an executive to meet with the Executive or his or her representative at a reasonably acceptable time and place, and thereafter as such representatives deem reasonably necessary. The Parties shall exchange relevant non-privileged information and endeavor to resolve the Dispute. Prior to any such meeting, each Party or representative shall advise the other as to any other individuals who will attend such meeting. All negotiations pursuant to this Section 18(b) shall be confidential and shall be treated as compromise negotiations for purposes of Rule 408 of the Federal Rules of Evidence and similarly under other federal and state rules of evidence.

(c) Binding Arbitration. The Parties hereby agree to submit all Disputes to arbitration under the following provisions, which arbitration shall be final and binding upon the Parties, their successors and assigns, and that the following provisions constitute a binding arbitration clause under applicable law.

(i) Either Party may initiate arbitration of a Dispute by delivery of a demand therefor (the “Arbitration Demand”) to the other Party not sooner than five (5) business days after the date of delivery of the Dispute Notice but at any time thereafter.

(ii) The arbitration shall be conducted in the County of St. Louis, Missouri, by three arbitrators (acting by majority vote, the “Panel”) selected by agreement of the Parties not later than 10 days after delivery of the Arbitration Demand or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the “AAA Rules”). If an arbitrator becomes unable to serve, his or her successor(s) shall be similarly selected or appointed.

 (iii) The arbitration shall be conducted pursuant to the Federal Arbitration Act and the Missouri Uniform Arbitration Act, such procedures as the Parties may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (w) each party shall be allowed to conduct discovery through written requests for information, document requests, requests for stipulations of fact, and depositions; (x) the nature and extent of such discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective; (y) the Panel may issue orders to protect the confidentiality of information, to be disclosed in discovery; and (z) the Panel’s discovery rulings may be enforced in any court of competent jurisdiction.

(iv) All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either Party may at its expense make a stenographic record thereof.

(v) The Panel shall complete all hearings not later than twenty (20) days after selection or appointment, and shall make a final award not later than ten (10) days thereafter. The award shall be in writing and shall specify the factual and legal bases for the award, and shall include a determination as to whether any claim by the Executive of Good Reason was manifestly unreasonable for purposes of the second-to-last sentence of Section 5. Notwithstanding anything contained in Section 8, in circumstances where a Dispute has been asserted by the Executive or defended against by the Executive on grounds that the Panel deems manifestly unreasonable (whether related to a claim of Good Reason or otherwise), the Panel may assess all or part of the costs and expenses of the arbitration, including the Panel’s fees and expenses and fees and expenses of experts and legal counsel (“Arbitration Costs”), against the Executive and may include in the award the Executive’s and the Company’s attorney’s fees and expenses in connection with any and all proceedings under this Section 18. Notwithstanding the foregoing, in no event may the Panel award multiple, punitive or exemplary damages to either party.

(d) Confidentiality - Notice. Each Party shall notify the other promptly, and in any event prior to disclosure to any third person, if it receives any request for access to confidential information or proceedings hereunder.

(e) Injunctions. However, notwithstanding anything else in this Section 18, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of this Agreement, and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company posting any bond. The expense of such arbitration shall be borne by the Company.

19. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

20. Entire Agreement. This Agreement (together with the Exhibit hereto) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between Company and Executive and may not be changed except by a writing duly executed and delivered by Company and Executive in the same manner as this Agreement; provided however, that the terms of any securities of the Company (or any options, warrants or other securities convertible into, or exchangeable or exercisable for, securities of the Company), which are held by the Executive shall be governed by the agreements entered into upon issuance of such securities (or such options, warrants or other securities convertible into, or exchangeable or exercisable for, securities of the Company).

21. Counterparts. Company and Executive may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

TALX CORPORATION

By:   John E. Tubbesing Executive Vice President

Executive

William W. Canfield

Exhibit A

EFFECT OF AGREEMENT TERMINATION

REASON FOR TERMINATION

DEATH OR
TYPE OF	NORMAL EXPIRATION				DISABILITY
COMPENSATION	DATE OF AGREEMENT	BY EXECUTIVE FOR	BY EMPLOYER FOR	RELATED TO	(AS DEFINED IN
/BENEFIT	OR RENEWAL PERIOD	“GOOD REASON”	“CAUSE”	CHANGE OF CONTROL	AGREEMENT)

Base Salary	Payable through end of Employment Period (as defined in Agreement)

Receives Base Amount (as defined in the Agreement) for the three year period commencing on the Executive’s early termination date (the “Continuation Period”), payable ratably over such Continuation Period.

Payable through date of early termination.

Receives $1 less than an amount equal to three times the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control, payable in one lump sum cash payment.

Payable through end of month in which death or disability occurs.

Annual Incentive Compensation Program	Payable through Employment Period; amount recommended by Compensation Committee based on Company’s and Executive’s performance.	Receives targeted incentive compensation (based on estimated targeted incentive compensation for year of termination) for the Continuation Period, payable over the Continuation Period.	Amount determined by Compensation Committee in its sole discretion; would likely be zero.	None	Amount earned (recommended by the Compensation Committee based on the Company’s and Executive’s performance for the year in which death or disability occurs) will be prorated.

Other Employee Benefits (excluding any benefits related to securities of the Company or options, warrants or convertible into or exercisable or exchangeable for securities of the Company)	Continue through end of Employment Period, subject to legal and contractual rights in plans to convert or extend coverages.	Continue through end of Continuation Period, subject to legal and contractual rights in plans to convert or extend coverages.	Continue through date of early termination, subject to legal and contractual rights in plans to convert or extend coverages.

Executive’s medical, dental and vision insurance shall be continued through the Continuation Period, subject to legal and contractual rights in plans to convert or extend coverages; provided, further, if extension of such insurance coverage is not permitted, the Company shall pay the premiums for a new similar health insurance plan which would allow coverage of the Executive through the Continuation Period.

Continue through end of month in which death or disability occurs, subject to legal and contractual rights to convert or extend coverages.

Date:	February 1, 2007

Re:	Modification of Employment Agreement

To:	William W. Canfield:

Certain modifications to the Employment Agreement by and between you and TALX Corporation, dated September 1, 1996, (“Employment Agreement”) are necessary in order for you to avoid the adverse tax consequences and penalties associated with noncompliance with the nonqualified deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations promulgated thereunder. This letter will modify your Employment Agreement as follows:

1.             Unless your Employment Agreement specifies a fixed date for the payment of any severance benefits, such benefits shall be paid on the date of your termination of employment from the Company. If the severance payment is to be made over a period of time, such payments shall be made at regular intervals coinciding with the Company’s regular payroll practice, with the first such payment to be made with respect to the first payroll period immediately following your termination of employment.

2.             In all cases in which amounts are payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date.

3.             Notwithstanding anything herein to the contrary, in the event you are determined to be a “Specified Employee” as defined in Code Section 409A and the regulations promulgated thereunder and you become entitled to any severance payments under your Employment Agreement due to your termination of employment for any reason other than death or disability, commencement of such severance benefits shall, to the extent necessary to avoid adverse consequences under Code Section 409A occur as follows:

(a)                         Any benefits otherwise payable within the first six months of your termination of employment shall be delayed. On the first business day of the seventh month immediately following the date of your termination of employment, payment of the aggregate amount of the delayed cash payments shall be paid in a lump sum, plus interest.

(b)                        With respect to the continuation of any Company-paid employee benefits (or premiums paid by the Company for similar coverage) beyond your date of termination, you must pay the cost of such coverage for the first six (6) months following your termination of employment. You shall be reimbursed for such amounts with interest in a lump sum payment on the first business day of the seventh month following your termination of employment.

(c)                         Reimbursement of any out-of-pocket expenses related to outplacement services shall be made in a lump sum on the first day of the seventh month following your termination of employment.

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4.               Payment of any Gross-Up Payment specified in your Employment Agreement shall, subject to Paragraph 3 above, be made as follows:

(a)                                  With respect to the Gross-Up Payment for any anticipated Excise Tax calculated at the time of your termination of employment, payment shall be made on the fifth business day immediately following the determination of the amount of your anticipated Excise Tax liability.

(b)                                 If the amount of your anticipated Excise Tax liability as determined at the time of your termination results in a Gross-Up Payment insufficient to satisfy your actual Excise Tax liability, payment of any additional Gross-Up Payment to reconcile such deficiency shall be made in the third calendar year following the calendar year in which your termination of employment occurs unless such Gross-Up Payment can be paid within sixty (60) days after the end of the calendar year in which your termination of employment occurs.

The Company intends for your Employment Agreement to be administered in compliance with Code Section 409A and the regulations promulgated thereunder. Accordingly, your Employment Agreement may be further modified to the extent necessary for you to avoid any adverse tax consequences, retroactively if necessary. Please confirm your acceptance of these modifications to your Employment Agreement by signing below and returning one copy to corporate Human Resources.

By:	L. Keith Graves
Senior Vice President and CFO

BY SIGNING THIS MODIFICATION OF THE EMPLOYMENT AGREEMENT, I AM ACKNOWLEDGING THAT I (A) HAVE RECEIVED A COPY OF THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT; (B) HAVE READ THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT TO ASK ANY QUESTIONS; AND (D) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT. I UNDERSTAND THAT THE EMPLOYMENT AGREEMENT WHICH IS AMENDED BY THIS MODIFICATION CONTAINS A BINDING ARBITRATION PROVISION THAT CAN BE ENFORCED BY THE PARTIES. ACCEPTED AND AGREED THIS 1ST DAY OF FEBRUARY, 2007.

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